NBT Bank, N.A. ("Lender")
52 South Broad St
Norwich, NY 13815

U.S. Small Business Administration

PAYCHECK PROTECTION PROGRAM
NOTE AND DISBURSEMENT AUTHORIZATION

SBA Loan#	1855127202
Loan Date	04/24/2020
Loan Amount	$ 1,487,624
Interest Rate	**1.00%**
Borrower *(Name/Address/City/ST/ZIP)*	PECK ELECTRIC CO. 4050 WILLISTON ROAD SOUTH BURLINGTONVT 05403
NBT Loan Number	5700810838

1. PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of

ONE MILLION FOUR HUNDRED EIGHTY-SEVEN THOUSAND SIX HUNDRED TWENTY-FOUR Dollars,

interest on the unpaid principal balance, and all other amounts required by this Note.

2. DEFINITIONS:

"Loan" means the loan evidenced by this Note.
"Loan Documents" means the documents related to this Loan signed by Borrower.
"SBA" means the Small Business Administration, an Agency of the United States of America.

3. PAYCHECK PROTECTION PROGRAM:

Lender is making this Loan in accordance with the rules and regulations of the U.S. Small Business Administration ("SBA") and its Paycheck Protection Program (the "PPP") created by Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") and governed by the CARES Act, the SBA's interim final regulations (RIN 3245-AH34), section 7(a)(36) of the Small Business Act, any other rules or guidance that have been issued by the SBA implementing the PPP, or any other applicable Loan Program Requirements, as defined in 13 CFR § 120.10, as amended from time to time (collectively "PPP Loan Program Requirements"). Notwithstanding anything to the contrary herein, the Borrower (a) agrees that this Note shall be interpreted and construed to be consistent with the PPP Loan Program Requirements, and (b) authorizes Lender to unilaterally amend any provision of this Note to the extent required to comply with the PPP Loan Program Requirements. In the instance of any inconsistency between the terms of the Note and these PPP Loan Program Requirements, the terms of these PPP Loan Program Requirements shall control.

4. PAYMENT TERMS:

Borrower must make all payments at the place Lender designates. The payment terms for this Note are:

A. Initial Deferment Period: No payments are due on this loan for 6 months from the date of first disbursement of this loan. Interest will continue to accrue during the deferment period.

B. Maturity: This Note will mature two years from date of first disbursement of this loan.

C. The interest rate on this Note is one percent per year. The interest rate is fixed and will not be changed during the life of the loan.

D. Borrower's monthly payments will begin 7 months from the date of disbursement of the loan and will be an amount equal to the amount necessary to fully amortize the outstanding principal balance of the Loan with the entire outstanding principal balance and all accrued but unpaid interest due and payable on the Maturity Date. The amortization is subject to change at Lender's discretion.

E. There are no prepayment penalties for the Loan. Borrower may repay all or a portion of this Loan at any time without penalty.

F. Lender will apply each installment payment first to pay interest accrued to the day Lender received the payment, then to bring principal current and will apply any remaining balance to reduce principal.

G. Late charge: If a payment on this Note is more than 10 days late, Lender may charge Borrower a late fee of up to 5.00% of the unpaid portion of the regularly scheduled payment.

H Non-Recourse. Lender and SBA shall have no recourse against any individual shareholder, member or partner of Borrower for non-payment of the loan, except to the extent that such shareholder, member or partner uses the loan proceeds for an unauthorized purpose.

5. BORROWER REPRESENTATIONS:

In accordance with the PPP Loan Program Requirements, Borrower represents and warrants to Lender as follows:

A. Borrower as an Eligible Borrower. (a) Borrower was in business on February 15, 2020; and (b) Borrower is: (i) a small business concern as defined in section 3 of the Small Business Act (15 USC 632), and subject to SBA's affiliation rules under 13 CFR 121.301(f) (unless specifically waived in the Small Business Act); (ii) a tax-exempt nonprofit organization described in section 501(c)(3) of the Internal Revenue Code (IRC); (iii) a tax-exempt veterans organization described in section 501(c)(19) of the IRC; (iv) a Tribal business concern described in section 31(b)(2)(C) of the Small Business Act; (v) a sole proprietorship of independent contractor; or (vi) any other business approved as an eligible borrower by the SBA pursuant to the PPP Loan Program Requirements.

B. Borrower's Calculation of Employees and Salaries. Borrower has accurately calculated the number of employees required to qualify Borrower as an eligible borrower under the PPP, and has provided Lender with accurate and complete documentation that Lender may rely upon for purposes of approving Borrower for a PPP loan, including required payments of salaries, payroll taxes and payments to independent contractors.

C. Use of Loan Proceeds. Borrower shall only use and apply Note proceeds it receives to those employee salaries and operating expenses specifically authorized under the PPP Loan Program Requirements.

D. Borrower's Certification of Compliance. In accordance with the requirements of the PPP Loan Program Requirements, Borrower has complied and will continue to comply with all of Borrower's certifications and obligations as set forth in the PPP Loan Program Requirements.

E. Borrower Cooperation. Borrower agrees: (a) to provide Lender with any and all additional documents that either Lender or the SBA may require; (b) to execute such other acknowledgments or loan documents as Lender or the SBA may require; and (c) to comply in all respects with the requirements of the PPP Loan Program Requirements as currently in effect or as may be amended.

6. LOAN FORGIVENESS:

The principal and accrued interest due and owing under the Note may be partially or completely forgiven in accordance with the PPP Loan Program Requirements, which require submission of adequate supporting documentation to Lender or holder concerning the application of Note proceeds to specified employee salaries and permissible Borrower costs. Borrower acknowledges and agrees that any such forgiveness is specifically conditioned on Borrower's compliance with the forgiveness provisions of the PPP Loan Program Requirements, including receipt of approval by Lender from the SBA of any amount requested to be forgiven, and until the request for loan forgiveness is approved by the SBA, Borrower shall remain obligated for the repayment of all amounts due and owing under the Note. Borrower acknowledges that the denial of forgiveness with respect to any portion of the principal or interest on the Note by the SBA shall result in Borrower remaining obligated to repay such amounts as provided in the Note. Upon forgiveness by the SBA of some or all of the amounts due under the Note, Lender or holder shall recalculate any remaining amounts of principal and interest due and owing under the Note, and shall provide Borrower with a revised monthly payment to repay such amounts, plus any fees and charges, in substantially equal payments of principal and interest by the Maturity date as stated in the Note.

7. DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower:

A. Fails to do anything required by this Note and other Loan Documents;

B. Defaults on any other loan with Lender;

C. Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;

D. Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;

E. Fails to pay any taxes when due;

F. Becomes the subject of a proceeding under any bankruptcy or insolvency law;

G. Has a receiver or liquidator appointed for any part of their business or property;

H. Makes an assignment for the benefit of creditors;

I. Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower's ability to pay this Note;

J. Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender's prior written consent; or

K. Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower's ability to pay this Note.

8. LENDER'S RIGHTS IF THERE IS A DEFAULT:

Without notice or demand and without giving up any of its rights, Lender may:

A. Require immediate payment of all amounts owing under this Note;

B. Collect all amounts owing from the Borrower; or

C. File suit and obtain judgment.

9. LENDER'S GENERAL POWERS:

Without notice and without Borrower's consent, Lender may:

A. Incur expenses to collect amounts due under this Note or enforce the terms of this Note or any other Loan Document. Among other things, the expenses may include payments for property taxes, prior liens, insurance, appraisals, environmental remediation costs, and reasonable attorney's fees and costs. If Lender incurs such expenses, it may demand immediate payment from Borrower or add the expenses to the principal balance; or

B. Release anyone obligated to pay this Note.

10. WHEN FEDERAL LAW APPLIES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law or deny any obligation, defeat any claim of SBA, or preempt federal law.

11. SUCCESSORS AND ASSIGNS:

Under this Note, Borrower includes its successors, and Lender includes its successors and assigns.

12. GENERAL PROVISIONS:

A. All individuals and entities signing this Note are jointly and severally liable.

B. Borrower waives all suretyship defenses.

C. Borrower must sign all documents necessary at any time to comply with the Loan Documents.

D. Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.

E. Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.

F. If any part of this Note is unenforceable, all other parts remain in effect.

G. To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor. Borrower also waives any defenses based upon any claim that the Lender did not obtain any guarantee.

13. RELEASE

To the greatest extent permitted by law, Borrower hereby agrees to indemnify, defend, release, and hold harmless Lender from all claims or liability related to the PPP.

BORROWER'S NAME(S) AND SIGNATURE(S):

By signing below, each individual or entity becomes obligated under this Note as Borrower. Signor certifies that he/she is an authorized representative of Borrower, that he/she has the authority to execute this Note on behalf of the Borrower, that Borrower is eligible for funding under the PPP, and that Lender may rely on his/her signature alone to bind the Borrower.

Borrower: PECK ELECTRIC CO.

By ______________________________

Title CEO

Date 04/24/2020

DISBURSEMENT AUTHORIZATION

AUTOMATIC PAYMENTS. Borrower hereby authorizes Lender automatically to deduct from Borrower's Demand Deposit – checking account, numbered xxxxxx0305 , the amount of any loan payment. If the funds in the account are insufficient to cover any payment, Lender shall not be obligated to advance funds to cover the payment. Lender may terminate Automatic Payments at any time for any reason or for no reason and will give Borrower written notice of such termination. Borrower may not terminate Automatic Payments without the prior written consent of Lender. The Automatic Payment will not be processed for the final payment. Contact Lender for the final amount due.

DISBURSEMENT INSTRUCTIONS. Borrower understands that no loan proceeds will be disbursed until all of Lender's conditions for making the loan have been satisfied. Please disburse the loan proceeds of $ 1,487,624 to Borrower's account # xxxxxx0305 with Lender:

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWER REPRESENTS AND WARRANTS TO LENDER THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO MATERIAL ADVERSE CHANGE IN BORROWER'S FINANCIAL CONDITION AS DISCLOSED IN BORROWER'S MOST RECENT FINANCIAL STATEMENT TO LENDER. THIS AUTHORIZATION IS DATED .

Borrower: PECK ELECTRIC CO.

By ______________________

Title CEO

Date **04/24/2020**